Exhibit 99.1

Atlantic State Marine Fisheries Commission:

“Menhaden resource is not overfished…overfishing not occurring.”

ALEXANDRIA, VIRGINIA, May 5, 2010 –The Atlantic States Marine Fisheries Commission (“ASFMC”) today received the results of the latest Stock Assessment Workshop for Atlantic menhaden at the Menhaden Board meeting in Alexandria, Virginia. Consistent with the prior two ASMFC stock assessments reports in 2003 and 2006, the new report concludes that the Atlantic menhaden stock is not overfished and that overfishing is not occurring. A review panel of independent experts concurred in these findings. The Company believes that these results demonstrate that the Atlantic menhaden is abundant and continues to be harvested at sustainable rates.

“The findings of this stock assessment validate that Omega Protein and other menhaden fishermen have been fishing in a manner that does not negatively impact the sustainability of the menhaden fishery,” said Omega Protein Senior Fisheries Biologist Ron Lukens. He added, “We believe that the menhaden fishery should continue to be managed based on the best available science and not conjecture, speculation and innuendo.” Lukens also noted that the assessment did not take into account any data from 2009, which is thought to show a strong year class of young menhaden.

An important finding from the external review panel was that the assessment results are consistent with a single, coast-wide stock of menhaden and not a localized sub-stock as some have speculated. The panel’s report concluded that assessing the stock at a sub-regional level (i.e. only in the Cheasapeake Bay) “would be meaningless from a biological point of view” and “would be of no use in making sensible management decisions” and that setting sub regional quotas “could not sensibly be done by conducting sub regional assessments (and setting sub regional quotas on the basis of the assessments).” Although some activists have called for separate management of menhaden in the Chesapeake Bay, the Company believes that the current report confirms other studies from prior years showing that Atlantic menhaden are part of a single coast-wide stock that ranges along the entire coast from Florida to Maine.

A copy of the summary stock assessment report is available at http://www.asmfc.org/speciesDocuments/menhaden/reports/stockAssessments/menhaden2010StockAssessmentOverview.pdf

About Omega Protein

Omega Protein Corporation is the nation’s largest manufacturer of heart-healthy fish oils containing Omega-3 fatty acids for human consumption, as well as specialty fish meals and fish oil used as value-added ingredients in aquaculture, swine and other livestock feeds. Omega Protein makes its products from menhaden, an Omega-3 rich fish that is not currently utilized as seafood, but which is abundantly available along the U.S. Gulf of Mexico and Atlantic Coasts.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS: The statements contained in this press release that are not historical facts are forward-looking statements or beliefs that involve a number of risks and uncertainties. The actual results of future events described in any of these forward-looking statements could differ materially from those stated in the forward-looking statements. These and other factors are described in further detail in Omega’s filings with the Securities and Exchange Commission, including its reports on Form 10-K, Form10-Q and Form 8-K. The Company also posts its latest internally generated price list for various products on its Company website, www.omegaproteininc.com. Pricing and product availability information disclosed in the price list are subject to change or discontinuance without prior notice and the Company undertakes no obligation to update such information

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For more information, contact Ben Landry, Director of Public Affairs, at (225) 383-2326 or blandry@omegaproteininc.com